Exhibit 3.1

CERTIFICATE OF FORMATION

OF

APOLLO INFRASTRUCTURE COMPANY LLC

This Certificate of Formation of Apollo Infrastructure Company LLC (the “LLC”), dated as of April 3, 2023, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) (the “LLC Act”).

FIRST. The name of the limited liability company formed hereby is Apollo Infrastructure Company LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

FOURTH. Notice is hereby given pursuant to Section 18-215(b) and/or Section 18-218(c) of the LLC Act that, unless otherwise provided in the limited liability company agreement of the LLC, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the LLC shall be enforceable against the assets of such series only, and not against the assets of the LLC generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the LLC, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the LLC generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Suzanne Kaufman
Name:	Suzanne Kaufman
Authorized Person